Generac Reports Strong Second Quarter 2012 Results

Strong organic revenue growth from residential products and Magnum Products acquisition drive continued increase in revenue and EBITDA – Outlook raised for full-year 2012

WAUKESHA, WISCONSIN, August 2, 2012 – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of generators and other engine powered products, today reported financial results for its second quarter ended June 30, 2012.

Highlights

•	Net sales increased year-over-year by 48.2% to $239.1 million as compared to $161.4 million in the second quarter of 2011.
-	Residential product sales increased 33.8% compared to the second quarter of 2011.
-	Commercial & Industrial (C&I) product sales increased 76.4% compared to the prior year second quarter.

•	Net sales over the trailing four quarters were $1.040 billion; on a pro-forma basis, when including the results for Magnum Products for the entire period, net sales were $1.082 billion.

•
Net income was $9.3 million or $0.14 per share for the second quarter of 2012 as compared to $15.3 million or $0.23 per share for the same period of 2011.  The current year results include a charge for refinancing costs and a normalized effective income tax rate.  Adjusted net income, as defined in the accompanying reconciliation schedules, increased to $39.9 million from $27.7 million in the second quarter of 2011.  Adjusted diluted net income per common share was $0.58 as compared to $0.41 per share in the second quarter of 2011.

•	Adjusted EBITDA increased to $54.6 million as compared to $37.6 million in the second quarter last year.

•
Cash flow from operations in the second quarter of 2012 was $21.1 million as compared to $15.3 million in the prior year quarter.  Free cash flow was $17.8 million as compared to $13.5 million in the second quarter of 2011.

•
For the trailing four quarters, net income was $343.9 million; adjusted EBITDA, pro-forma for Magnum Products was $258.3 million; cash flow from operations was $201.4 million; and free cash flow was $187.3 million, which represents 90% of the adjusted net income reported during that time period.

•
The Company is raising its sales growth guidance for full-year 2012 to the low-20% range over the prior year, which represents an increase from the high-teens growth rate previously expected.  As a result, Adjusted EBITDA for the full-year 2012 is now expected to increase in the high-teens range over the prior year, which is an increase from the mid-teens growth rate previously expected.

“Our second quarter results continue to demonstrate the progress we are making in executing our Powering Ahead strategic plan,” said Aaron Jagdfeld, President and Chief Executive Officer.  “Growth in shipments of home standby and portable generators were again strong during the second quarter.  In particular, the market for our home standby generators continues to develop as more home owners discover the importance of having backup power.  In our commercial and industrial products, Magnum continues to perform well as demand for mobile equipment is benefiting from a shift towards renting versus buying.  In addition, while still a smaller portion of the overall C&I market, our leadership position in natural gas backup generators within North America has allowed us to benefit from the increased demand for these products.”

Second Quarter 2012 Details

Residential product sales for the second quarter of 2012 increased 33.8% to $123.4 million from $92.2 million for the comparable period in 2011.  The growth was primarily driven by strong double-digit increases in shipments for both home standby and portable generators.  The Company’s efforts to increase awareness and availability of home standby generators together with execution in meeting the increased demand for these products have helped to drive baseline growth.  In addition, expanded placement for portable generator products continues to lead to year-over-year market share gains.  Increased revenue from the power washer product line, which began shipping in the second quarter of 2011, also contributed modestly to the year-over-year sales growth in residential products.

C&I product sales for the second quarter of 2012 increased 76.4% to $101.1 million from $57.3 million for the comparable period in 2011.  The increase in net sales was primarily driven by the Magnum Products acquisition, and to a lesser extent, increased shipments of natural gas backup generators, partially offset by a decline in shipments to national account customers.

Gross profit margin for the second quarter of 2012 was 36.6% compared to 37.4% in the second quarter of 2011.  Gross margin declined over the prior year due to the mix impact from the addition of Magnum Products sales, which was partially offset by a higher mix of home standby generators and the positive impact from price increases, improved overhead absorption and moderation in commodity costs relative to the prior year.

Operating expenses for the second quarter of 2012 increased by $11.7 million or 30.4% as compared to the second quarter of 2011.  These additional expenses were driven primarily by operating expenses associated with Magnum, increased sales, engineering and administrative infrastructure to support the strategic growth initiatives and higher baseline sales levels of the Company, increased incentive compensation expenses as a result of the Company’s financial performance during the quarter, and increased variable operating expenses resulting from the double-digit increase in organic sales.

As previously announced, on May 30, 2012, the Company completed a refinancing of its senior secured credit facilities, pursuant to which it has incurred $900 million of senior secured term loans to replace its prior $575 million term loan facilities.  Following the refinancing, the Company used the available proceeds from the new term loans and cash on hand to fund a special cash dividend to its stockholders of $6.00 per share and to pay related financing fees and expenses.  The special dividend, which was paid on June 29, 2012, constituted a declared amount of approximately $408 million in the aggregate of which $404 million was paid in the quarter.  In conjunction with this refinancing, an approximate $11.0 million non-recurring charge was recorded during the second quarter of 2012 relating to refinancing costs and other related expenses.  As a result of the higher debt levels from the refinancing, interest expense in the second quarter of 2012 increased to $9.9 million compared to $5.9 million in the same period last year.

Net income in the current year quarter includes the impact of a normalized effective income tax rate of 40.5% as compared to a tax rate of 0.6% in the prior-year second quarter.  Until the fourth quarter of 2011, a full valuation allowance was recorded on the Company’s net deferred tax assets, resulting in substantially no tax provision.  A full valuation allowance is no longer required on the Company’s net deferred tax assets, and therefore, a normalized income tax provision was recorded in the second quarter of 2012.  However, the Company’s cash tax obligations are expected to remain nominal given its current tax attributes.

Free cash flow was $17.8 million in the second quarter of 2012 as compared to $13.5 million in the same period last year.  Strong operating earnings were partially offset by increased working capital investment driven by seasonal finished goods inventory replenishment and additional raw material safety stock for rapid demand response.

Outlook

The Company is revising upward its sales guidance for full-year 2012 as a result of solid execution in the second quarter of 2012 and an increased outlook for residential sales for the third quarter of 2012.  Full-year 2012 total net sales are now expected to increase in the low-20% range over the prior year, which represents an increase from the high-teens growth rate previously expected.  The higher revenue outlook is primarily attributable to recent major power outage events that occurred in the Midwest and Mid-Atlantic regions in late June and early July.  The Company expects these events should result in improved shipments of portable and home standby generators, relative to prior guidance, due to the increased awareness and demand for back-up power.  This revised guidance continues to assume no material changes in the macroeconomic environment, as well as no additional major power outage events during the remainder of 2012.

As a result of this higher sales outlook, Adjusted EBITDA for the full-year 2012 is now expected to increase in the high-teens range over the prior year, which is an increase from the mid-teens growth rate previously expected.

As previously announced, the Company’s guidance for interest expense for the full-year 2012 is expected to be in the range of $49.0 to $50.0 million, which includes $45.0 to $45.5 million of debt service costs, at current LIBOR rates, plus approximately $4.5 million for deferred financing cost and original issue discount amortization for the new credit facility. Interest expense during the third quarter of 2012, the first full quarter under the new capital structure, is expected to be approximately $17.1 to $17.3 million, which includes approximately $1.5 million of deferred financing cost and original issue discount amortization.

Mr. Jagdfeld continued, “Major outage events like the ones recently experienced in the Midwest and Mid-Atlantic regions demonstrate the fact that prolonged under investment in the aging electrical grid in the U.S. is leading to more frequent and longer power disruptions for homeowners and businesses.  Given the relatively low awareness and penetration of home and light-commercial standby generators, we believe there is significant growth opportunity as the leader in this emerging product category.  Our Powering Ahead strategic plan focuses on baseline sales growth within new and existing products and markets, and complements the powerful secular trends that continue to drive our business.  Add to this the potential for future recovery in both residential investment and non-residential construction, and we believe Generac is well positioned over the long term to continue driving organic revenue growth, superior margins and strong free cash flow.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EDT on Thursday, August 2, 2012 to discuss highlights of this earnings release. The conference call can be accessed by dialing (866) 314-4483 (domestic) or +1 (617) 213-8049 (international) and entering passcode 55783069.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and supporting materials, if any, will be made available on the Company’s website prior to the start of the call.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 41917818. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.  The Company markets and distributes its products primarily under its Generac and Magnum brand names.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency and duration of major power outages;
•	availability, cost and quality of raw materials and key components used in producing Generac products;
•	the impact on our results of the substantial increases in our outstanding indebtedness and related interest expense due to the dividend recapitalization completed in May 2012;
•
the possibility that the expected synergies, efficiencies and cost savings of the acquisition of the Magnum Products business will not be realized, or will not be realized within the expected time period;

•	the risk that the Magnum Products business will not be integrated successfully;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	loss of key management and employees;
•	increase in product and other liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of May 30, 2012, which is substantially the same definition that was contained in the Company’s previous credit agreements.  To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of Adjusted EBITDA, taking into account certain charges and gains that were taken during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of Adjusted net income. Adjusted net income is defined as Net income before provision (benefit) for income taxes adjusted for the following items: cash income tax (expense) benefit, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, and certain non-cash gains and losses.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as Net cash provided by operating activities less Expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$239,137	$161,363	$533,698	$285,344
Costs of goods sold	151,708	101,010	335,264	177,814
Gross profit	87,429	60,353	198,434	107,530

Operating expenses:
Selling and service	22,122	17,317	47,248	31,622
Research and development	5,703	3,608	10,758	7,493
General and administrative	10,158	5,772	19,264	11,889
Amortization of intangibles	12,288	11,856	24,513	23,583
Total operating expenses	50,271	38,553	101,783	74,587
Income from operations	37,158	21,800	96,651	32,943

Other (expense) income:
Interest expense	(9,894)	(5,934)	(15,568)	(11,935)
Investment income	29	23	48	59
Loss on extinguishment of debt	(9,999)	(186)	(14,308)	(186)
Other, net	(1,595)	(327)	(2,020)	(568)
Total other expense, net	(21,459)	(6,424)	(31,848)	(12,630)

Income before provision for income taxes	15,699	15,376	64,803	20,313
Provision for income taxes	6,364	87	25,408	180
Net income	$9,335	$15,289	$39,395	$20,133

Net income per common share - basic:	$0.14	$0.23	$0.59	$0.30
Weighted average common shares outstanding - basic:	67,309,260	67,134,999	67,254,870	67,121,356

Net income per common share - diluted:	$0.14	$0.23	$0.57	$0.30
Weighted average common shares outstanding - diluted:	68,645,533	67,718,654	68,599,867	67,463,440

Dividends declared per share	$6.00	$-	$6.00	$-

Comprehensive income	$10,039	$12,587	$40,030	$17,986

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2012	2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$10,307	$93,126
Accounts receivable, less allowance for doubtful accounts	100,108	109,705
Inventories	227,038	162,124
Deferred income taxes	17,000	14,395
Prepaid expenses and other assets	4,503	3,915
Total current assets	358,956	383,265

Property and equipment, net	85,786	84,384

Customer lists, net	53,785	72,897
Patents, net	74,276	78,167
Other intangible assets, net	6,548	7,306
Deferred financing costs, net	15,078	3,459
Trade names, net	148,434	148,401
Goodwill	547,968	547,473
Deferred income taxes	200,900	227,363
Other assets	44	78
Total assets	$1,491,775	$1,552,793

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$13,000	$–
Accounts payable	75,391	81,053
Accrued wages and employee benefits	12,405	14,439
Other accrued liabilities	59,881	47,024
Current portion of long-term borrowings	6,750	22,874
Total current liabilities	167,427	165,390

Long-term borrowings	875,513	575,000
Other long-term liabilities	44,229	43,514
Total liabilities	1,087,169	783,904

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 68,055,203 and 67,652,812 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	680	676
Additional paid-in capital	738,384	1,142,701
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(117,620)	(157,015)
Accumulated other comprehensive loss	(14,722)	(15,357)
Total stockholders’ equity	404,606	768,889
Total liabilities and stockholders’ equity	$1,491,775	$1,552,793

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2012	2011

Operating activities
Net income	$39,395	$20,133
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,995	3,940
Amortization of intangible assets	24,513	23,583
Amortization of original issue discount	343	–
Amortization of deferred financing costs	1,016	996
Loss on extinguishment of debt	14,308	186
Provision for losses on accounts receivable	67	(29)
Deferred income taxes	23,610	–
Loss on disposal of property and equipment	91	18
Share-based compensation expense	5,257	3,717
Net changes in operating assets and liabilities:
Accounts receivable	10,676	(16,627)
Inventories	(64,609)	(12,591)
Other assets	(306)	1,183
Accounts payable	(6,043)	2,927
Accrued wages and employee benefits	(2,034)	(19)
Other accrued liabilities	9,428	567
Net cash provided by operating activities	59,707	27,984

Investing activities
Proceeds from sale of property and equipment	16	4
Expenditures for property and equipment	(5,504)	(3,404)
Acquisition of business	(2,279)	–
Net cash used in investing activities	(7,767)	(3,400)

Financing activities
Proceeds from short-term borrowings	13,000	–
Proceeds from long-term borrowings	1,455,614	–
Repayments of long-term borrowings	(1,172,874)	(24,731)
Payment of debt issuance costs	(24,928)	–
Cash dividends paid	(404,332)	–
Taxes paid related to the net share settlement of equity awards	(2,785)	–
Excess tax benefits from equity awards	1,546	–
Proceeds from exercise of stock options	–	310
Net cash used in financing activities	(134,759)	(24,421)

Net (decrease) increase in cash and cash equivalents	(82,819)	163
Cash and cash equivalents at beginning of period	93,126	78,583
Cash and cash equivalents at end of period	$10,307	$78,746

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2012	2011	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$9,335	$15,289	$39,395	$20,133	$324,643
Interest expense	9,894	5,934	15,568	11,935	23,718
Depreciation and amortization	14,290	13,860	28,508	27,523	56,123
Income taxes provision	6,364	87	25,408	180	(237,677)
Non-cash impairment and other charges (1)	454	158	250	604	10,400
Non-cash share-based compensation expense (2)	2,818	1,717	5,257	3,717	8,646
Loss on extinguishment of debt	9,999	186	14,308	186	377
Transaction costs and credit facility fees (3)	1,284	258	1,419	431	1,719
Other	153	127	280	391	527
Adjusted EBITDA	$54,591	$37,616	$130,393	$65,100	$188,476

(1) Includes losses on disposals of assets, amortization of earn-out discount and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

Net income to Adjusted net income reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$9,335	$15,289	$39,395	$20,133
Provision for income taxes	6,364	87	25,408	180
Income before provision for income taxes	15,699	15,376	64,803	20,313
Amortization of intangible assets	12,288	11,856	24,513	23,583
Amortization of deferred financing costs and original issue discount	853	494	1,359	996
Transaction costs and other purchase accounting adjustments (4)	1,292	-	1,292	-
Loss on extinguishment of debt	9,999	186	14,308	186
Adjusted net income before provision for income taxes	40,131	27,912	106,275	45,078
Cash income tax expense	(272)	(256)	(327)	(280)
Adjusted net income	$39,859	$27,656	$105,948	$44,798

Adjusted net income per common share - diluted:	$0.58	$0.41	$1.54	$0.66

Weighted average common shares outstanding - diluted:	68,645,533	67,718,654	68,599,867	67,463,440

(4) Represents transaction costs and other purchase accounting adjustments incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing.

Free cash flow reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$21,123	$15,313	$59,707	$27,984
Expenditures for property and equipment	(3,366)	(1,835)	(5,504)	(3,404)
Free cash flow	$17,757	$13,478	$54,203	$24,580

LTM June 30,
2012
(unaudited)

2011 net cash provided by operating activities, as reported	$169,712
Add: June 2012 YTD net cash provided by operating activities, as reported	59,707
Less: June 2011 YTD net cash provided by operating activities, as reported	(27,984)
LTM net cash provided by operating activities	201,435

2011 expenditures for property and equipment, as reported	(12,060)
Include: June 2012 YTD expenditures for property and equipment, as reported	(5,504)
Exclude: June 2011 YTD expenditures for property and equipment, as reported	3,404
LTM expenditures for property and equipment	(14,160)

Free cash flow	$187,275

Pro forma sales reconciliation	LTM June 30,
2012
(unaudited)

2011 net sales, as reported	$791,976
Add: June 2012 YTD net sales, as reported	533,698
Less: June 2011 YTD net sales, as reported	(285,344)
Pro forma Magnum net sales (July 1, 2011 - September 30, 2011)	41,689
Pro forma net sales	$1,082,019

Pro forma Adjusted EBITDA reconciliation	LTM June 30,
2012
(unaudited)

2011 Adjusted EBITDA, as reported	$188,476
Add: June 2012 YTD Adjusted EBITDA, as reported	130,393
Less: June 2011 YTD Adjusted EBITDA, as reported	(65,100)
Pro forma Magnum adjusted EBITDA (July 1, 2011 - September 30, 2011)	4,560
Pro forma adjusted EBITDA	$258,329

SOURCE: Generac Holdings Inc.

CONTACTS:
York A. Ragen
Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

Michael W. Harris
Director – Finance and Investor Relations
(262) 544-4811 x2675
Michael.Harris@generac.com